Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 17, 2013, ARRIS Group, Inc. (“ARRIS” or the “Holding Company”) completed the acquisition of the Motorola Home business (the “Acquisition”) from General Instrument Holdings, Inc. (“Seller”), pursuant to the Acquisition Agreement, dated December 19, 2012 (the “Agreement”), among the Holding Company (formerly Arris Enterprises I, Inc.), Arris Enterprises, Inc. (formerly ARRIS Group, Inc.), Arris Enterprises II, Inc., Seller and Motorola Mobility LLC (“Mobility”). Seller and Mobility are both indirect subsidiaries of Google Inc. Under the terms of the Agreement, Seller contributed all of the outstanding shares of General Instrument Corporation, a Delaware corporation, to ARRIS in return for approximately $2.24 billion in cash and 10.6 million shares of ARRIS’ common stock. Motorola Home is a provider of products and services to cable operators and wireline telecommunications service providers (collectively, network operators) that enable the delivery of video, voice, and data services to consumers.

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by ARRIS of Motorola Home in a transaction to be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC), Business Combinations (ASC 805), with ARRIS treated as the legal and accounting acquirer.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of ARRIS and Motorola Home as of December 31, 2012, and has been prepared to reflect the Acquisition as if it occurred on December 31, 2012. The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statements of operations of ARRIS and Motorola Home and combines the results of operations of ARRIS and Motorola Home for the year ended December 31, 2012, giving effect to the Acquisition as if it occurred on January 1, 2012. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial statements do not reflect any of the synergies or cost reductions that may result from the Acquisition and do not include any restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of ARRIS and Motorola Home.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the pro forma financial information, ARRIS adjusted Motorola Home’s assets and liabilities to their estimated fair values. The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for business combination may differ materially from that presented in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•

The current Report on Form 8-K filed with the SEC on April 18, 2013, as amended by Current Report on Form 8-K/A Amendment No. 1 (the “Form 8K/A”) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.2.

•	ARRIS’ audited consolidated financial statements including the related notes thereto contained in ARRIS’ Annual Report on Form 10-K for the year ended December 31, 2012; and

•

Motorola Home’s audited consolidated financial statements including the related notes thereto, as of December 31, 2012 and 2011 and for the three year period ended December 31, 2012, which are included in Exhibit 99.1 to the Form 8K/A.

ARRIS GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2012

(in thousands)

	Historical
	ARRIS GROUP, INC.	Home Business of Motorola Mobility	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Current assets:
Total cash, cash equivalents and short term investments	$530,117	$—	$(241,993)	(a)	$288,124
Restricted cash	4,722	—	—		4,722
Accounts receivable, net	188,581	558,000	(6,235)	(b)	740,346
Other receivables	350	57,000	70,000	(j)	127,350
Inventories	133,848	196,000	58,451	(c)	388,299
Prepaids	11,682	—	—		11,682
Deferred costs	9,537	5,000	(5,000)	(d)	9,537
Current deferred income tax assets	24,944	79,000	(7,408)	(n)	96,536
Other current assets	16,111	16,000	(3,406)	(h)	28,705

Total current assets	919,892	911,000	(135,591)		1,695,301
Property, plant and equipment, net	54,378	263,000	87,548	(e)	404,926
Goodwill	194,115	577,000	86,183	(f)	857,298
Intangibles, net	94,529	701,000	713,393	(g)	1,508,922
Investments	86,164	20,000	—		106,164
Noncurrent deferred income tax assets	47,431	4,000	(51,431)	(n)	—
Other assets	9,385	20,000	52,060	(m)	68,685
			(12,760)	(h)

Total assets	$1,405,894	$2,496,000	$739,402		$4,641,296

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,719	$408,000	$—		$453,719
Accrued compensation, benefits and related taxes	29,773	77,000	(22,701)	(h)	84,072
Deferred revenue	44,428	29,000	(4,257)	(d)	69,171
Accrued warranty	2,882	57,000	9,265	(i)	69,147
Current portion of long-term debt	222,124	—	63,250	(m)	285,374
Other accrued liabilities	25,795	321,000	(88,760)	(h)	283,035
			25,000	(j)

Total current liabilities	370,721	892,000	(18,203)		1,244,518
Accrued pension	26,883	32,000	—		58,883
Deferred revenue	4,288	2,000	(1,209)	(d)	5,079
Long term debt	—	—	1,861,750	(m)	1,861,750
Noncurrent income tax liability	24,389	—	—		24,389
Noncurrent deferred income tax liabilities	351	93,000	63,914	(n)	157,265
Other long-term liabilities	18,874	12,000	—		30,874

Total liabilities	445,506	1,031,000	1,906,252		3,382,758

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1,488	—	106	(a)	1,700
			106	(l)
Capital in excess of par value	1,285,575	—	149,894	(a)	1,610,603
			175,134	(l)
Unrealized gain on marketable securities	206	—	—		206
Unfunded pension losses	(8,558)	—	—		(8,558)
Accumulated deficit	(11,809)	1,465,000	(1,465,000)	(k)	(38,899)
			(27,090)	(a)
Treasury stock at cost	(306,330)	—	—		(306,330)
Cumulative translation adjustments	(184)	—	—		(184)

Total stockholders’ equity	960,388	1,465,000	(1,166,850)		1,258,538

Total liabilities and stockholders’ equity	$1,405,894	$2,496,000	$739,402		$4,641,296

See accompanying notes to unaudited pro forma condensed combined financial statements.

ARRIS GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2012

(In thousands except per share data)

	Historical
	ARRIS GROUP, INC.	Home Business of Motorola Mobility May 23 to December 31, 2012 (Successor)	Home Business of Motorola Mobility January 1 to May 22, 2012 (Predecessor)	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$1,353,663	$2,077,000	$1,266,000	$—		$4,696,663
Total cost of sales	891,086	1,498,000	891,000	(856)	(e)	3,279,230

Gross margin	462,577	579,000	375,000	856		1,417,433
Operating expenses
Selling, general, and administrative	161,338	170,000	124,000	(912)	(e)	454,426
Research and development expenses	170,706	276,000	196,000	(1,072)	(e)	641,634
Acquisition costs	5,870	55,000	—	—		60,870
Restructuring charges	6,761	64,000	—	—		70,761
Loss on sale of product lines	337	—	—	—		337
Amortization of intangibles	30,294	69,000	14,000	152,840	(g)	266,134

Total operating expenses	375,306	634,000	334,000	150,856		1,494,162

Operating income (loss)	87,271	(55,000)	41,000	(150,000)		(76,729)

Interest expense	17,797	—	—	66,076	(m)	83,873
Loss (gain) on investments	(1,404)	4,000	(5,000)	—		(2,404)
Loss (gain) on foreign currency	786	(4,000)	6,000	—		2,786
Interest income	(3,242)	(1,000)	—	—		(4,242)
Other (income) expense, net	(962)	5,000	3,000	—		7,038

Income (loss) from continuing operations before income taxes	74,296	(59,000)	37,000	(216,076)		(163,780)
Income tax expense (benefit)	20,837	(2,000)	—	(84,054)	(n)	(65,217)

Net income (loss) from continuing operations	$53,459	$(57,000)	$37,000	$(132,022)		$(98,563)

Net income (loss) per common share
Basic	$0.47					$(.73)

Diluted	$0.46					$(.73)

Weighted average common shares:
Basic	114,161			21,267		135,428

Diluted	116,514			21,267		135,428	(1)

(1)	Since net income for the period is a loss, basic shares are used as the inclusion of stock options would be antidilutive.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On April 17, 2013, ARRIS completed its acquisition of Motorola Home business from General Instrument Holdings, Inc. for approximately $2.24 billion in cash and 10.6 million shares of ARRIS’ common stock. The cash payment is subject to working capital adjustments. The Seller has 120 days after the acquisition date to provide the final acquisition date working capital values to ARRIS. ARRIS has 60 days after receipt of the final acquisition date working capital values to confirm agreement or disagreement with the values. The transaction was accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), with ARRIS treated as the accounting acquirer. Under the acquisition method of accounting, substantially all of Motorola Home’s assets acquired and liabilities assumed in the transaction were recorded by ARRIS at their acquisition date fair values while transaction costs associated with the transaction were expensed as incurred.

The unaudited pro forma condensed combined financial statements were prepared in accordance with US GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission Regulation S-X, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on December 31, 2012 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 is presented as if the Acquisition had occurred on January 1, 2012.

2. CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF NET ASSETS ACQUIRED

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that the common stock issued to effect the Acquisition be measured at the closing date of the Acquisition at the then-current market price.

The fair value of consideration transferred is as follows (in thousands):

Cash transferred (1)	$2,237,844
Shares issued to Seller (2)	175,240

Total value of considerations transferred	$2,413,084

(1)	The cash transferred represents the actual cash transferred as part of the transaction and is subject to working capital adjustments. The cash portion of the consideration was funded with cash on hand, borrowings under ARRIS’ senior secured credit facilities and through the sale by ARRIS of approximately 10.6 million shares of ARRIS’ common stock to a subsidiary of Comcast Corporation for $150 million in cash.

(2)	The fair value of the 10.6 million shares issued to Seller was determined based on the closing price of the Company’s common stock at the Acquisition date.

The following is a summary of the preliminary estimated fair values of the net assets acquired (in thousands):

Total estimated consideration transferred	$2,413,084
Accounts receivable	551,765
Other receivables	127,000
Inventory	254,451
Deferred income tax assets	71,592
Other net assets acquired	27,835
Property, plant, and equipment	350,548
Intangibles	1,414,393
Accounts payable	(408,000)
Current deferred revenue	(24,743)
Accrued warranty expense	(66,265)
Other current accrued liabilities	(257,240)
Long-term deferred revenue	(791)
Accrued compensation and employee benefits	(86,299)
Deferred tax liability	(204,345)

Net assets acquired	1,749,901

Goodwill	$663,183

The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for the business combination may differ materially from that presented in these unaudited pro forma condensed combined financial statements.

Other net assets acquired include other current assets ($12.6 million), investments ($20 million), other noncurrent assets ($7.2 million), and other long-term liabilities ($12 million). At the date of Acquisition, it is assumed that book value for these items approximates fair value.

3. PRO FORMA ADJUSTMENTS

Reclassifications

Certain historical balance sheet line items have been reclassified to conform to the pro forma combined presentation.

Adjustments

(a)	Represents the preliminary net adjustment to cash in connection with the Acquisition (in thousands):

As of December 31, 2012
Proceeds received from senior secured credit facilities (1)	$1,925,000
Proceeds from share issuance to Comcast (2)	150,000
Proceeds used for acquisition of Motorola Home (3)	(2,237,844)
Payment of transaction costs (4)	(79,149)

Net adjustment to cash	$(241,993)

(1)	Represents proceeds received from senior secured credit facilities with Bank of America, N.A. and various other institutions used to finance the Acquisition.
(2)	Represents proceeds received from the issuance of approximately 10.6 million shares of the Company’s common stock to a subsidiary of Comcast Corporation to finance the Acquisition.
(3)	Represents the cash transferred for the Acquisition as described in Note 2.
(4)	Represents the payment of costs incurred after December 31, 2012 associated with the Acquisition. The amount represents $52.1 million of capitalized debt acquisition costs and $27.1 million of other transaction costs, which were expensed.

(b)	Represents the preliminary adjustment to Motorola Home’s historical accounts receivable balance to conform to ARRIS’ accounting policy.

(c)	Inventory acquired in the Acquisition was increased by $58.5 million to reflect the estimated fair value of inventory acquired. The unaudited pro forma condensed combined statement of operations does not reflect the impact on cost of sales of an increase of $58.5 million of the estimated purchase accounting adjustment; this amount is directly related to the Acquisition and is not expected to have a continuing impact on ARRIS’ operations.

(d)	The reduction of $5.5 million represents the elimination of historical deferred revenue related to Motorola Home for which there is no further legal performance. In addition, the deferred costs of $5 million related to this deferred revenue have been eliminated.

(e)	Represents the adjustment to property, plant and equipment to reflect the preliminary fair market value and the depreciation expense related to the change in fair value of property, plant and equipment recorded in relation to the Acquisition. The amounts assigned to property, plant and equipment, the estimated useful lives, and the estimated depreciation expense related to the property, plant and equipment acquired are as follows (in thousands):

	Preliminary Fair Value	Estimated Weighted Average Life (years)	Depreciation Expense for the Year Ended December 31, 2012
Land	$86,181		$—
Buildings	84,682	30	2,823
Machinery and equipment	173,349	4	43,337
Construction in process	6,336		—

Total	$350,548		$46,160
Less: Motorola Home historical PP&E and depreciation expense	(263,000)		(49,000)

Pro forma adjustments	$87,548		$(2,840)

Depreciation expense has been estimated based upon the nature of activities associated with the property, plant equipment acquired and therefore, for purposes of these unaudited pro forma condensed combined financial statements, ARRIS has reflected the estimated additional depreciation expense in cost of sales, selling, general and administrative and research and development.

(f)	Reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, ARRIS will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the workforce of the acquired business, strategic opportunities and synergies that are expected to arise from the acquisition of Motorola Home. The goodwill is not expected to be deductible for tax purposes.

(g)	Reflects the pro forma impact of the recognized identifiable intangible assets that are being acquired and the related amortization expense related to the change in fair value of identifiable intangible assets acquired. The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows (in thousands):

	Preliminary Fair Value	Estimated Weighted Average Life (years)	Amortization Expense for the Year Ended December 31, 2012
Customer Relationships	$720,000	8.0	$90,000
Developed Technology	530,000	5.5	96,364
Backlog	45,000	1.5	30,000
Trademark / Trade Name	19,500	1.0	19,500
Above Market Leases	(107)	4.4	(24)

In-Process R & D	100,000	indefinite	—

Total	$1,414,393		$235,840
Less: Motorola Home historical intangible assets and amortization expense	(701,000)		(83,000)

Pro forma adjustments	$713,393		$152,840

Customer Relationships

Approximately $720 million, or 51% of the identified intangible assets, has been preliminarily assigned to customer relationships with an estimated useful life of 8 years. The fair value of the customer relationships was estimated based on an income approach using the multi-period excess earnings method. The remaining useful life of customer relationships was estimated based on historical customer attrition, new customer acquisition and the expected future economic benefit of the asset.

Developed Technology

Approximately $530 million, or 38% of the identified intangible assets, has been preliminarily assigned to developed technology with an estimated useful life of 5.5 years. The fair value of existing technology was estimated based on an income approach using the multi-period excess earnings method. The remaining useful life for the existing technology was based on historical product development cycles, the projected rate of technology attrition, and the pattern of projected economic benefit of the asset.

Backlog

Approximately $45 million, or 3% of the identified intangible assets, has been preliminarily assigned to order backlog with an estimated useful life of 1.5 years. The fair value of order backlog was estimated based on an income approach using the discounted cash flow method. The remaining useful life for the order backlog was based on the projected economic benefit expected to be received from the asset.

Trademark / Trade Name

Approximately $20 million, or 1% of the identified intangible assets, has been preliminarily assigned to trademark / trade name with an estimated useful life of 1 year. The fair value of the trademark /trade name was estimated based on an income approach using the relief from royalty method. The remaining useful life for the trademark / trade name was based on the contractual terms underlying the use of the asset.

In-Process Research & Development

ARRIS preliminarily estimates that $100 million, or 7% of the identified intangible assets, represents in-process research and development (“in-process R&D”) primarily related to research and development projects of Motorola Home that had not yet reached technological feasibility. Acquired in-process R&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, this asset will not be amortized as a charge to earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for the acquired in-process R&D project, the asset would then be considered a finite-lived intangible asset and amortization of the asset will commence. The fair value of the in-process R&D was estimated based on an income approach using the multi-period excess earnings method. For pro forma purposes, we assumed that the in-process R&D had not been completed and no amortization is reflected in the pro forma combined statement of operations.

(h)	Reflects the elimination of assets and liabilities retained by Seller following the completion of the Acquisition. These assets and liabilities are included in the historical combined balance sheet as they were specifically identifiable to Motorola Home; however, ARRIS did not acquire or assume them as part of the Acquisition.

(i)	Represents the adjustment to accrued warranty to reflect the estimated claims as of the date of the Acquisition.

(j)	In connection with the Acquisition, the Seller agreed to indemnify ARRIS for a portion of a potential liability from certain intellectual property infringement litigation. The historical combined balance sheet of Motorola Home includes a $70 million liability related to one of these litigation claims; therefore, ARRIS recorded an indemnification asset of $70 million related to this liability. In addition, in accordance with ASC 450, Contingencies, the Company preliminarily recorded a $25 million contingent liability at the date of Acquisition related to another infringement litigation.

(k)	Represents the elimination of Motorola Home’s historical equity.

(l)	Reflects the fair value of 10.6 million shares issued to Seller as part of the consideration transferred for the Acquisition, which was determined based on closing price of the Company’s common stock at the Acquisition date.

(m)	As part of the Acquisition, ARRIS incurred $1.9 billion in additional debt in the form of senior secured credit facilities which are comprised of (i) a “Term Loan A Facility” of $1.1 billion, with an annual interest rate of LIBOR plus 2.25 basis points, (ii) a “Term Loan B Facility” of $825 million, with an annual interest rate of LIBOR (LIBOR floor of 0.75%) plus 2.75 basis points and (iii) a “Revolving Credit Facility” of $250 million (none of which was drawn), with an annual interest rate of LIBOR plus 2.25 basis points and an unused fee of 50 basis points. ARRIS incurred $52.1 million in debt issuance costs in conjunction with the credit facilities, which was paid with existing cash on hand and capitalized and will be amortized over the time between the date of Acquisition and the senior secured credit facilities’ scheduled maturity. Finally, the adjustment reflects the expected interest expense to be incurred by ARRIS as a result of the new debt and the fees related to the revolving credit facility. The LIBOR that was in effect as of the date of the Acquisition was used in the following table (in thousands).

	Rate	Debt	Year ended December 31, 2012
Composition of new debt and related interest expense
Term Loan A Facility	2.45%	$1,100,000	$26,971
Term Loan B Facility	3.50%	825,000	29,140
Revolving Credit Facility	2.75%	—	1,288

Total new debt and interest expense (1)		$1,925,000	$57,399

Amortization of new debt issuance costs			8,677

Net adjustment to interest expense (2)			$66,076

(1)	Includes $63.3 million of current portion of long term debt.
(2)	A hypothetical 1/8% change in interest rate would result in a $2.4 million change to annual interest expense.

(n)	Reflects the estimated deferred taxes and income tax effect related to the pro forma adjustments based upon a statutory tax rate of 38.9% and assumed utilization of deferred tax attributes. This rate does not reflect ARRIS’ effective tax rate, which includes other tax charges or benefits.